Exhibit 11

HOLOBEAM, INC.
Statement re Computation of Per Common Share Earnings
Form 10Q
DECEMBER 31, 1996



                                     Three Months Ended
                                           December 31,
                                       1996                 1995
                                    ---------            ---------
PRIMARY

   Net Income                        $ 83,769            $ 90,858

SHARES

   Weighted Average Number of Common
      Shares of Outstanding           312,736             321,016



Earnings Per Share               $0.27               $0.28